Exhibit 99.1

Frank’s International N.V.
10260 Westheimer Rd, Suite 700
Houston, Texas 77042

PRESS RELEASE	FOR IMMEDIATE RELEASE

FRANK’S INTERNATIONAL N.V. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2013 RESULTS

February 24, 2014 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (the “Company” or “FI”) today reported revenues of $282.1 million and net income of $76.4 million for the three months ended December 31, 2013. Diluted earnings per share were $0.36, with weighted average shares outstanding of 207.3 million. Adjusted EBITDA was $110.2 million.

Full year 2013 revenues were $1,077.7 million and net income was $350.8 million. Diluted earnings per share were $1.85 per share with weighted average shares outstanding of 185.5 million. Adjusted EBITDA was $438.7 million including $12.5 million in bad debt expenses.

D. Keith Mosing, Frank’s International’s Chairman, Chief Executive Officer and President said, “2013 was an exciting year for Frank’s International. In August we took the company public after 75 years as a family company, and then we finished the year growing revenue by four percent on top of record revenue in 2012. Our fourth quarter results exceeded our own expectations, primarily due to higher than expected offshore work in the Gulf of Mexico and internationally. For 2014, we believe we are well positioned to meet the continued increasing exploration and development activity, specifically offshore.

Fourth Quarter 2013 Results

•	Revenue was $282.1 million, up 4.4% compared to the third quarter of 2013 and up 2.6% compared to the fourth quarter of 2012

◦	International Services revenue was $122.3 million, up 0.5% compared to the third quarter of 2013 and down 4.3% year-over-year

◦	U.S. Services revenue was $113.6 million, up 5.1% compared to the third quarter of 2013 and up 6.3% year-over-year

◦	Tubular Sales revenue was $46.2 million, up 14.6% compared to the third quarter of 2013 and up 14.9% year-over-year

•	Adjusted EBITDA totaled $110.2 million with Adjusted EBITDA margin of 39.1%

•	Net Income was $76.4 million with $55.1 million, or $0.36 per share, attributed to common shareholders

•	Effective tax rate for the fourth quarter was 7.5%, impacted by full year international operations weighted more to lower rate jurisdictions

Full Year 2013 Results

•	Revenue was $1,077.7 million, up 3.7% year-over-year

◦	International Services revenue was $475.3 million, up 1.7% year-over-year

◦	US Services revenue was $434.9 million, up 2.9% year-over-year

◦	Tubular Sales revenue was $167.5 million, up 12.1% year-over-year

•	Adjusted EBITDA totaled $438.7 million with Adjusted EBITDA margin of 40.7%

•	Net Income was $350.8 million

Adjusted EBITDA, Adjusted EBITDA margin and segment Adjusted EBITDA, which are financial measures not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), are defined and reconciled to their most directly comparable GAAP financial measures below. Adjusted EBITDA, segment Adjusted EBITDA and the other segment data discussed below do not include income from discontinued operations.

Segment Results

International Services
International Services revenue from external sales was $122.3 million in the fourth quarter of 2013, up 0.5% compared to the third quarter of 2013 and down 4.3% compared to the fourth quarter of 2012. Full year 2013 revenue from external sales was $475.3 million, up 1.7% year-over-year. Fourth quarter and full year revenue grew due to rig count increases in Africa and new business opportunities in Asia Pacific. Revenue declined in the fourth quarter and for the full year in Europe and Latin America due to decreased business with customers in the region.

Segment Adjusted EBITDA for the fourth quarter of 2013 of $46.5 million was down 4.6% compared to the third quarter of 2013 and down 12.8% compared to the fourth quarter of 2012. Full year Adjusted EBITDA of $199.6 million was down 8.9% compared to 2012. Full year Adjusted EBITDA was negatively impacted by $12.0 million in bad debt expense.

Segment Adjusted EBITDA margin for the fourth quarter was 38.0% of external revenue and 42.0% for the full year.

U.S. Services
U.S. Services revenue from external sales was $113.6 million in the fourth quarter of 2013, up 5.1% compared to the third quarter of 2013 and up 6.3% compared to the fourth quarter of 2012. Full year 2013 revenue from external sales was $434.9 million, up 2.9% year-over-year.

For the fourth quarter, land revenue within our U.S. Services segment of $42.6 million was down 8.3% compared to the third quarter and down 9.6% year-over-year. For the full year, land revenue declined 16.5% year-over-year to $174.2 million. The declines were driven by the continued U.S. onshore competitive environment. Our focus continues to be on the cash flow generation of this business.

Offshore revenue within our U.S. Services segment for the fourth quarter increased 15.2% to $113.6 million compared to the third quarter and 18.8% year-over-year. For the full year, offshore revenue increased 21.9% to $260.7 million. Both fourth quarter and full year results were in line with deep and ultra-deep water rig count growth.

For the full year, 60.0% of U.S. Services segment revenue was from offshore services compared to 50.6% in 2012.

Segment Adjusted EBITDA of $48.9 million was up 3.7% compared to the third quarter of 2013 and down 2.5% compared to the fourth quarter of 2012. Full year 2013 Adjusted EBITDA was $198.4 million, down 0.5% year-over-year.

Segment Adjusted EBITDA margin was 43.1% of external revenue for the fourth quarter and 45.6% for the full year.

Tubular Sales
Tubular Sales revenue from external sales was $46.2 million in the fourth quarter of 2013, up 14.6% compared to the third quarter of 2013 and up 14.9% compared to the fourth quarter of 2012. Full year 2013 revenue was $167.5 million, up 12.1% year-over-year.

Segment Adjusted EBITDA for the fourth quarter was $14.7 million up 176.0% compared to the third quarter of 2013 and up 200.2% compared to the fourth quarter of 2012. Full year 2013 Adjusted EBITDA was $40.6 million, up 93.8% year-over-year.

Segment Adjusted EBITDA margin was 31.9% of external revenue for the fourth quarter and 24.3% for the full year. In the fourth quarter, our Adjusted EBITDA margin benefitted from the recognition of previously deferred revenue on fabrication work for a customer in the Gulf of Mexico.

Capital Expenditures and Balance Sheet

Capital expenditures were $57.7 million during the fourth quarter of 2013 and $184.5 million for the full year 2013. The Company’s consolidated cash balance at December 31, 2013 was $404.9 million compared to $449.5 million at September 30, 2013 and $152.9 million at December 31, 2012. Total debt at December 31, 2013 was $0.4 million compared to total debt of $475.9 million at December 31, 2012. At the end of the fourth quarter of 2013, there was $197.6 million of unused capacity under the Company’s $100.0 million multi-year and $100.0 million one-year credit facilities. Debt to total capitalization at the end of 2013 was less than 1% as compared to 51.6% at the end of 2012.

Dividends

On February 18, 2014, the Board of Directors of the Company declared that the Company will pay a cash dividend of $0.075 per share (subject to applicable Dutch dividend withholding tax) on March 21, 2014 to all common stockholders of record as of February 28, 2014 as part of its regular quarterly cash dividend program. Future declarations of dividends and their record and payment dates are subject to the final determination of the Company’s Board of Directors.

2014 Outlook

For 2014, the Company expects full year International Services segment revenue to grow at least 10 percent. The Company expects full year revenue from the offshore portion of the U.S. Services segment to grow at least 10 percent, in line with deepwater and ultra-deepwater rig count increases. The land portion of the U.S. Services segment will be down slightly year-over-year. For Tubular Sales the expectation is to grow at least 4 percent. The Company expects full year Adjusted EBITDA margin to be around 40 percent. For the first quarter, the Company expects revenues to be between $260 million and $270 million, with Adjusted EBITDA margins around 40 percent. The expected effective tax rate for 2014 is between 20 and 25 percent.

Conference Call

The Company will host a conference call to discuss fourth quarter and full year results on Tuesday, February 25, 2014 at 9:30 a.m. Central Time (10:30 a.m. Eastern Time). Participants may join the conference call by dialing (855) 674-1399 (for U.S. and Canada) or (386) 218-2315 (International). The conference access code is 39423399 for all participants. To listen via live web cast, please visit the Investor Relations section of the Company's website, www.franksinternational.com.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will remain available for seven days. It can be accessed by dialing (855) 859-2056 (for U.S. and Canada) or (404) 537-3406 (International). The conference call replay access code is 39423399 for all participants. The replay will also be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 days.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company's future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections and operating results, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company's industry and other guidance. These statements are based on certain assumptions made by the Company based on management's experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the "Risk Factors" section of the Company's prospectus filed with the SEC on August 9, 2013 and in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 that will be filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular services to leading exploration and production companies in both offshore and onshore environments, with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has over 4,000 employees and provides services in approximately 60 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s web site, www.franksinternational.com.

Use of Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, segment Adjusted EBITDA and Adjusted EBITDA margin, which may be used periodically by management when discussing the Company's financial results with investors and analysts. The accompanying schedules of this news release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Adjusted EBITDA, segment Adjusted EBITDA and Adjusted EBITDA margin are presented because management believes these metrics provide additional information relative to the performance of the Company’s business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Company from period to period and to compare it with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA, segment Adjusted EBITDA and Adjusted EBITDA margin in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because Adjusted EBITDA, segment Adjusted EBITDA and Adjusted EBITDA margin may be defined differently by other companies in the Company’s industry, the Company’s presentation of Adjusted EBITDA, segment Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The Company defines Adjusted EBITDA as income from continuing operations before net interest income or expense, depreciation and amortization, income tax benefit or expense, asset impairments, gain or loss on sale of assets, foreign currency gain or loss and other non-cash adjustments. The Company uses Adjusted EBITDA to assess its financial performance because it allows the Company to compare its operating performance on a consistent basis across periods by removing the effects of its capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of the Company's management team (such as income tax rates). The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

Contact:
Thomas Dunavant, Investor Relations Manager
thomas.dunavant@franksintl.com
713-358-7343

FRANK'S INTERNATIONAL N.V.
COMBINED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2013	2013	2012	2013	2012
Revenues:
Equipment rentals and services	$234,378	$228,069	$232,703	$902,960	$880,010
Products	47,694	42,033	42,161	174,762	159,044
Total revenue	282,072	270,102	274,864	1,077,722	1,039,054

Operating expenses:
Cost of revenues, exclusive of
depreciation and amortization
Equipment rentals and services	81,393	79,213	84,922	310,244	300,661
Products	32,358	31,581	34,900	124,092	124,946
General and administrative expenses	64,739	64,104	52,107	224,755	186,112
Depreciation and amortization	21,489	19,887	17,335	78,082	65,815
(Gain) loss on sale of assets	(190)	124	(2,749)	(122)	(2,608)
Operating income	82,283	75,193	88,349	340,671	364,128

Other income (expense):
Other income	925	1,128	5,534	9,460	12,189
Interest income (expense), net	(160)	170	(45)	(653)	260
Foreign currency gain (loss)	(442)	3,161	(868)	(2,556)	(450)
Total other income (expense)	323	4,459	4,621	6,251	11,999
Income from continuing operations
before income tax expense	82,606	79,652	92,970	346,922	376,127
Income tax expense	6,158	20,185	7,849	38,727	31,877
Income from continuing operations	76,448	59,467	85,121	308,195	344,250
Income from discontinued operations	—	—	1,094	42,635	6,684
Net income	76,448	59,467	86,215	350,830	350,934
Net income attributable to
noncontrolling interests	21,363	18,653	22,115	95,368	90,015
Net income attributable to
Frank's International N.V.	$55,085	$40,814	$64,100	$255,462	$260,919

Basic earnings per common share
Continuing operations	$0.36	$0.30	$0.53	$1.69	$2.15
Discontinued operations	—	—	0.01	0.24	0.04
Total	$0.36	$0.30	$0.54	$1.93	$2.19

Diluted earnings per common share
Continuing operations	$0.36	$0.29	$0.49	$1.68	$2.01
Discontinued operations	—	—	0.01	0.17	0.03
Total	$0.36	$0.29	$0.50	$1.85	$2.04

Weighted average number of common
shares outstanding:
Basic	153,524	137,024	119.024	132,257	119,024
Diluted	207,275	190,435	172,000	185,506	172,000

FRANK'S INTERNATIONAL N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2013	2013	2012	2013	2012
Revenue
International Services	$122,256	$121,680	$127,756	$475,297	$467,126
U.S. Services	113,645	108,126	106,933	434,940	422,522
Pipe and Products	46,171	40,296	40,175	167,485	149,406
Total	$282,072	$270,102	$274,864	$1,077,722	$1,039,054

Segment Adjusted EBITDA:
International Services	$46,486	$48,752	$53,327	$199,620	$219,199
U.S. Services	48,948	47,215	50,184	198,442	199,397
Pipe and Products	14,731	5,338	4,907	40,624	20,958
Corporate and other	50	(33)	51	53	(30)
Total	$110,215	$101,272	$108,469	$438,739	$439,524

FRANK'S INTERNATIONAL N.V.
SELECTED BALANCE SHEET AND CASH FLOW DATA
(In thousands)
(Unaudited)

		December 31,
		2013	2012
Cash and cash equivalents		$404,947	$152,945
Working capital		795,472	114,808
Property, plant and equipment, net		511,199	426,500
Total assets		1,561,195	1,107,961
Total short-term debt		376	329,793
Total long-term debt		—	146,138
Noncontrolling interest		235,895	114,086
Total equity		1,333,327	446,988

	Year Ended December 31,
	2013	2012	2011

Net cash provided by operating activities	$277,431	$344,776	180,710
Net cash used in investing activities	(137,500)	(182,533)	(126,655)
Net cash provided by (used in) financing activities	110,234	(107,210)	(71,874)
	250,165	55,033	(17,819)
Effect of exchange rate changes on cash activities	1,837	(737)	2,305
Increase in cash and cash equivalents	$252,002	$54,296	$(15,514)

Capital expenditures	$184,504	$180,187	$117,883

FRANK'S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES
($ In thousands)
(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2013	2013	2012	2013	2012

Revenues	$282,072	$270,102	$274,864	$1,077,722	$1,039,054

Income from continuing operations	$76,448	$59,467	$85,121	$308,195	$344,250
Interest income (expense), net	160	(170)	45	653	(260)
Depreciation and amortization	21,489	19,887	17,335	78,082	65,815
Income tax expense	6,158	20,185	7,849	38,727	31,877
(Gain) loss on sale of assets	(190)	124	(2,749)	(122)	(2,608)
Foreign currency (gain) loss	442	(3,161)	868	2,556	450
Stock based compensation	4,700	2,520	—	7,220	—
IPO transaction-related costs	1,008	2,420	—	3,428	—
Adjusted EBITDA	$110,215	$101,272	$108,469	$438,739	$439,524

Adjusted EBITDA margin	39.1%	37.5%	39.5%	40.7%	42.3%

ADJUSTED SEGMENT EBITDA RECONCILIATION

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2013	2013	2012	2013	2012
Segment Adjusted EBITDA:
International Services	$46,486	$48,752	$53,327	$199,620	$219,199
U.S. Services	48,948	47,215	50,184	198,442	199,397
Pipe and Products	14,731	5,338	4,907	40,624	20,958
Corporate and other	50	(33)	51	53	(30)
Adjusted EBITDA Total	110,215	101,272	108,469	438,739	439,524
Interest income (expense), net	(160)	170	(45)	(653)	260
Income tax expense	(6,158)	(20,185)	(7,849)	(38,727)	(31,877)
Depreciation and amortization	(21,489)	(19,887)	(17,335)	(78,082)	(65,815)
Gain (loss) on sale of assets	190	(124)	2,749	122	2,608
Foreign currency gain (loss)	(442)	3,161	(868)	(2,556)	(450)
Stock based compensation	(4,700)	(2,520)	—	(7,220)	—
IPO transaction-related costs	(1,008)	(2,420)	—	(3,428)	—
Income from continuing
operations	$76,448	$59,467	$85,121	$308,195	$344,250

FRANK'S INTERNATIONAL N.V.
EARNINGS PER SHARE CALCULATIONS
(In thousands)
(Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2013	2013	2012	2013	2012
Numerator - Basic
Income from continuing operations	$76,448	$59,467	$85,121	$308,195	$344,250
Less: Net income attributable to
noncontrolling interest	(21,363)	(18,653)	(22,115)	(95,368)	(90,015)
Discontinued operations attributable
to noncontrolling interest			280	10,935	1,714
Less: Preferred stock dividends	—	—	—	—	—
Income from continuing operations
attributable to common shareholders	55,085	40,814	63,286	223,762	255,949
Income from discontinued operations
attributable to FINV	—	—	814	31,700	4,970
Net income attributable to
common shareholders	$55,085	$40,814	$64,100	$255,462	$260,919

Numerator - Diluted
Income from continuing operations
applicable to common shareholders	$55,085	$40,814	$63,286	$223,762	$255,949
Add: Net income attributable to
noncontrolling interest (1)	18,796	13,893	22,115	88,041	90,015
Add: Preferred stock dividends	—	—	—	—	—
Diluted income from continuing
operations applicable to
common shareholders	73,881	54,707	85,401	311,803	345,964
Income from discontinued operations
attributable to FINV	—	—	814	31,700	4,970
Dilutive net income available to
common shareholders	$73,881	$54,707	$86,215	$343,503	$350,934

Denominator
Basic weighted average common shares	153,524	137,024	119,024	132,257	119,024
Exchange of noncontrolling interest
for common stock	52,976	52,976	52,976	52,976	52,976
Restricted stock units	775	435	—	273	—
Diluted weighted average common shares	207,275	190,435	172,000	185,506	172,000

Basic earnings per common share:
Continuing operations	$0.36	$0.30	$0.53	$1.69	$2.15
Discontinued operations	—	—	0.01	0.24	0.04
Total	$0.36	$0.30	$0.54	$1.93	$2.19

Diluted earnings per common share:
Continuing operations	$0.36	0.29	0.49	$1.68	$2.01
Discontinued operations	—	—	0.01	0.17	0.03
Total	$0.36	$0.29	$0.50	$1.85	$2.04

(1) Adjusted for additional tax expense of $2.6 million, $4.7 million and $7.3 million for the quarter ended December 31, 2013 and September 30, 2013 and the year ended December 31, 2013, respectively.

####